A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

June 4, 2007

Office of the Chief Accountant

Division of Corporation Finance

Securities and Exchange Commission

100 F Street NE

Washington, DC  20549-7641

U.S.A.

Dear Sir or Madam:

We are the former independent auditors for Clean Power Technologies Inc. (the “Company”).  We have read the Company’s current report on 8-K dated June 4, 2007 and are in agreement with the disclosure in Item 4.01, insofar as it pertains to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ Amisano Hanson

AMISANO HANSON

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net